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                                                                      EXHIBIT 21

                   Isomedix Inc., a Delaware corporation, has the following wholly-owned subsidiaries:

          1.       Isomedix Corporation (a corporation of the Province of
                   Ontario)

          2.       Isomedix (Puerto Rico), Inc. (a Delaware corporation)

          3.       Isomedix Management Inc. (a Delaware corporation)

          4.       Isomedix Investments, Inc. (a Delaware corporation)

          5.       Isomedix Operations Inc. (a Delaware corporation)

          6.       Skyland Scientific Services, Inc. (a Delaware corporation)